Shenqiu 12,000KW Biomass Power Generation
Assets Transfer Agreement

This agreement is signed by Xi’an TCH Energy Technology Co., Ltd.

and Shenqiu Yuneng Thermal Power Co., Ltd

on September 28, 2011

Location: Xi’an City, Shaanxi Province, China

Shenqiu 12,000KW Biomass Power Generation Assets Transfer Agreement

Tranferor: Shenqiu Yuneng Thermal Power Co., Ltd. (hereinafter as “Party A”)
Legal representative: Wang Geyun

Tranferee: Xi’an TCH Energy Technology Co., Ltd. (hereinafter as “Party B”)
Legal representative: Ku Guohua

Whereas:
1.	The transferor and the transferee are limited liability companies legally incorporated and exist under the laws and regulations of China.
2.	Both parties have fulfilled their obligations under letter of intent.
3.	Both parties have completed the preparation work before the assets transfer according to the letter of intent, and party B has completed the evaluation for the transfer assets.
4.
Party B has completed the transformation for the feeding system, boiler system and turbine system of the thermal power generation station and its ancillary equipment in accordance with technical plan, and it has met the biomass power generation requirements and the system is running stably.

Article 1. Definition

Unless otherwise agreed or specified in this Agreement, meaning of following words in this Agreement is defined as follows:

1. Transfer assets: all the assets transferred from transferor to transferee listed on the Annex A of this Agreement.

2. Working day: from Monday to Friday each week, except for the legal holidays in China.

3. Effective date of this Agreement: the date of which this Agreement takes effect.

4. Signature date of this Agreement: the date when Parties sign or seal the Agreement.

5, Closing date: the date when all the assets listed in this Agreement and their ownership are transferred from transferor to transferee, which will be the third day after the effective date of this Agreement.

6. Chinese laws: all the effective laws, regulations and other legally enforceable orders, notices, policies, measures and documents from Chinese government and its departments and divisions that are issued and valid before or on the effective date of this Agreement.

Article 2  Asset Transfer

1. Transferor agrees to transfer and move all the assets on the Annex A—Transfer Assets List of the Agreement and their ownership to Transferee and to have Transferee take possession of all the assets according to the terms of this Agreement.

2. Transferee agrees to accept all the assets transferred by the Transferor according to the terms of this Agreement.

3. The assets transfer under this Agreement is closed all at once on closing date.

4. Upon the closing, the Transferee becomes the legal owner of the transfer assets and have all the rights and responsibilities of the transfer assets, and Transferor doesn’t have any rights of the transfer assets and doesn’t have any liabilities or responsibilities of the transfer assets unless otherwise agreed in this Agreement.

Article 3  Transfer Assets

The Parties agree the scope of the transfer assets covers only the assets and their ownership listed on the exhibit of this Agreement. Any contracts, agreements, rights and responsibilities in the agreements between Transferor and any third parties that relate to the transfer assets and their debt and credit relationship are not included. The Transferor shall assume such responsibilities to the third party by itself and protect and ensure Transferee is free from these liabilities and responsibilities.  Parties agree, the Transferee will not assume any debt, liability, account receivable, bank loan, government tax or fee or any other mortgages on the transfer assets.

Article 4 Others

1. If Transferor has purchased any type of insurance for the transfer assets, and such insurance is still valid upon the closing date, then Transferor shall change the insurer and beneficiary person on the insurance policy to Transferee within 5 working days of the closing date, and provide the original insurance policy to Transferee. The Transferee shall receive all the benefit and income from the insurance policy from the closing date.

2. Transferor promise, upon and after the closing date, if Transferor acknowledges any business information directly relates to the business that Transferee is operating, Transferor shall first and immediately provide such business information to the Transferee.

Article 5 Transfer Price, Payment Term and Time

According to the assets evaluation report and parties consultation, the transfer assets price is RMB 70 million totally. Parties agree, the transferee will pay such price in cash.

1. Cash payment
Within three working days of the closing date, Transferee shall make its first payment of RMB 20 million to the Transferor by bank wire;
Within three months of the closing date, Transferee shall make another payment of RMB 30 million to the Transferor by bank wire;
Within 6 months of the closing date, Transferee shall make a payment of RMB 20 million to the Transferor by bank wire.

Article 6 Representation, Warrant and Covenants of the Transferor

Transferor represents and warrants to the Transferee:

1. Transferor is a legal entity in China and has all necessary authorities and abilities to execute and perform all the obligation and responsibilities of this Agreement.

2. Transferor has lawful and full ownership rights to the transfer assets and has the rights to execute this agreement and transfer the assets. The transfer assets or their related rights and beneficiaries are free of any mortgage, lien, pledge, restrictions or claims from any third parties as well as free from any court judgment or verdict by arbitration commissions or any other defects.  Transferee shall have all the lawful ownership rights of the transfer assets upon the effective date of this Agreement, including but not limited to possession, use, beneficial and disposal rights of the transfer assets. The transfer assets are not to be confiscated or detained under Chinese law or by any third person or be imposed with any mortgage, lien, pledge or any other forms of obligations.

3. Transferor warrants, as to the effective date of this Agreement, Transferor has not infringed any third party’s patents, copy rights, trademark intellectual property rights or any other property rights with regard to the transfer assets, and there is no third party has made any claims for these rights.  Upon and after the closing date, the exercise of the transfer assets rights by Transferee will not infringe any third party’s patents, copy rights, trademark intellectual property rights or any other property rights.

4. As to the effective date of this Agreement, Transferor has notified all third parties that are related to the transfer assets with regard to the transfer.

5. Transferor didn’t make any promises, agreements or arrangements that could create or cause any mortgage, lien, pledge or any other rights on the transfer assets which will benefit any third party on or after the closing date,.

6. As to the closing date of this Agreement, Transferor hasn’t acknowledged any claims or requests from any third party regarding to any part of the transfer assets which could have negative impact on Transferee’s rights, nor has it had any direct or indirect disputes, litigation or arbitration related to the transfer assets.

7. Transferor has disclosed to Transferee all the information related to the transfer assets that Transferee needs to know for the daily operation of the transfer assets, and hasn’t withheld any information the disclosure of which might affect the execution of this Agreement.

8. Transferor shall deliver the transfer assets list to Transferee on the date of signature date of this Agreement.

The above representations, warrants and covenants have the effect of tracing to the effective date of this Agreement and will keep effect after the signature date of this Agreement.

Article 7 Representations, Warrants and Covenants of the Transferee

1. Transferee is a legally incorporated and existing legal entity under Chinese Laws.
2. Transferee has the full rights to conduct the assets transfer under this Agreement and has obtained any authorization to execute and perform this Agreement. Transferee’s board of directors have approved the assets transfer under this Agreement by its resolution.
3. Make the payments to Transferor according to the terms of this Agreement.

Article 8  Other Items

1. Parties agree, based upon the principle of honesty and trust, Transferor shall complete the assets transfer process within three working days of the signature date of this Agreement.

2. Transferor agrees to complete any other  matters, including but not limited to sign or have any third party to sign any documents or application, or obtain any approval consent or permit, or complete any registration or filing before the closing date. Parties further agree, upon the execution of this Agreement, to make supplement agreements before the closing date, so the transaction could be completed. The supplement agreement shall be an integrated part of this Agreement.

Article 9 Liabilities for Breach

 1. Any party’s breach of its representation, warrants and covenants or any other terms of this Agreement will be consider as a breach of the Agreement. The breaching party shall pay full and adequate compensation to the other party, including but not limited to the legal fees of another party due the breach (including but not limited to the professional consulting fees) and lawsuits with any third party or compensation to any third party (including but not limited to the professional consulting fees).

2. On and after the closing date, if there are any disputes or debts related to the transfer assets which Transferor didn’t disclose to Transferee on or before the closing date, Transferor shall try its best to solve it to avoid any damages to the Transferee and the transfer assets.  If such disputes or debts cause any loss to the Transferee or the transfer assets, Transferor shall compensate Transferee for all its losses and pay Transferee an additional penalty fee that equals to the total losses.

Article 10 Dispute Resolution

1. Any disputes in connection with or arising out of this Agreement, Parties shall solve it by friendly consultation. If it can not be solved by consultation, each party will submit the dispute to China International Economic and Trade Arbitration Commission in Beijing for arbitration which shall be conducted in accordance with the Commission's arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

2. During the arbitration, except for the disputed items or obligations, Parties shall continue to perform other undisputed obligations under this Agreement.

Article 11 Entire Agreement

According to Chinese law, if any terms are considered invalid by Arbitration Commission, the validity of other terms of this Agreement shall not be affected.

Article 12 Applicable Law

Any issues relating to the execution, effectiveness, interpretation, performance and disputes of this Agreement shall be governed by Chinese laws.

Article 13 Agreement Rights

Without written consent by another party, no party shall transfer its rights and obligations under this Agreement to any other party.

Article 14 Tax and Foreign Exchange

Parties agree any taxes or fees required for each party by the Chinese laws due to its performance of this Agreement shall be assumed by such party itself. If the taxes or fees are required to be assumed by both parties, the parties shall split it equally.

Article 15 Force Majeure

1. Force Majeure is the event that could not be controlled, foreseen or even is foreseen but could not be avoided, and such event prevents, delays or affects any party of the Agreement to perform all or part of its obligation. Such event includes but not limited to earthquake, typhoon, flood, fire or any other natural disaster, war, riot, strike or serious epidemic decease or other similar events.

2. If there is a force majeure event, the party suffering such event shall notify the other party by the fastest possible measure, and it shall provide supporting evidences within 15 days with details and reasons why such party cannot perform all or part of its obligation or needs to delay its performance, then the Parties shall consult whether to delay the performance of this Agreement or terminate this Agreement.

Article 16 Annex

All the annex of this Agreement are integrated parts of this Agreement and have same legal effect.

Article 17 Copies

This Agreement is written in Chinese. There are two original copies and each party holds one copy.  Each original copy has same legal effect.

Article 18 Others

1. Any notice from one party to another in connection with  this Agreement shall be in written format and sent by personal delivery, fax, telex or mail.  If the notice is sent by personal delivery, it is considered as delivered when it is sent to the other party’s mailing address and signature demonstrating receipt has been obtained. If it is sent by fax or telex, it is considered as delivered when the sender received the sent answer report from the machine; if it is sent by registered mail, it is considered as delivered on the 5th working days after the mailing out date.

2. Any change to this agreement shall be agreed upon in writing by both parties before it could take effect. Any change and supplement to this Agreement is an integrated part of this Agreement.

3. Any party fails to or delays to exercise its rights or benefits under this Agreement should not be considered as the waiver of such rights. Also, the partial non-exercise of such rights should not prevent such party from exercising such rights or benefits in the future.

4. The rights or remedies under this Agreement are cumulative and don’t eliminate other rights and remedies provided by Chinese Laws or provided by laws, regulations or other legally enforceable measures and documents from Chinese government after the closing date.

5. Parties confirm that this Agreement will take effect upon the Parties or their representatives’ execution of this Agreement.

Transferor: Shenqiu Yuneng Thermal Power Co., Ltd.

Authorized representative :

Transferee: Xi’an TCH Energy Technology Co., Ltd.

Authorized representative :

Annex : Asset transfer list